Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-58684, 333-45638, 333-66065, 333-72288, 333-81430, 333-103639, 333-115076 and 333-132532 on Form S-8 and Registration Statement No. 333-70624 on Form S-3 of our report dated April 11, 2007 (February 14, 2008 as to Note 11), relating to the consolidated financial statements of Restoration Hardware, Inc. and subsidiaries and managements’ report on the effectiveness of internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard), appearing in the Annual Report on Form 10-K of Restoration Hardware, Inc. and subsidiaries for the fiscal year ended February 3, 2007.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
February 14, 2008